Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of Loxo Oncology, Inc. of our report dated March 15, 2016 on our audits of the financial statements of Loxo Oncology, Inc. as of December 31, 2015 and 2014 and for the years then ended, which report is included in the Annual Report on Form 10-K of Loxo Oncology, Inc. for the year ended December 31, 2015.  We also consent to the reference to our Firm under the caption “Experts”.

/s/ CohnReznick LLP
Roseland, New Jersey
November 1, 2016